John V. Murphy

Chairman                                                                            OppenheimerFunds Logo

                                                                                             OppenheimerFunds, Inc.

                                                                                            Two World Financial Cente

                                                                                            225 Liberty Street

                                                                                           New York, NY 10281-1008

                                                                                           www.oppenheimerfunds.com

   June 15, 2009

Dear Oppenheimer Convertible Securities Fund Shareholder:

We have scheduled a shareholder meeting to ask you to vote on an important proposal for the Fund. After careful consideration, the Board of Trustees has determined that it would be in the best interest of shareholders of Oppenheimer Convertible Securities Fund to reorganize the Fund into another Oppenheimer fund— Oppenheimer Capital Income Fund, Inc.

A shareholder meeting has been scheduled for July 10, 2009 and all Convertible Securities Fund shareholders of record on June 5, 2009 are being asked to vote either in person or by proxy, on the proposed reorganization. Enclosed, you will find a combined prospectus and proxy statement detailing the proposal, a ballot card, a Capital Income Fund prospectus, instructions for voting by telephone or Internet and a postage-paid return envelope for voting by mail.

Why does the Board of Trustees recommend this Reorganization?

The Board voted to recommend that shareholders of Convertible Securities Fund approve a proposal to reorganize the Fund into Capital Income Fund after considering, among other things, fund performance, the two Funds’ respective investment objectives and policies, management fees, distribution fees and other operating expenses, and asset size. The Board also considered that there would be no sales charge imposed on shareholders of Convertible Securities Fund and that the Reorganization is expected to be a tax-free reorganization.

OppenheimerFunds Distributor, Inc., the general distributor for both Funds, believes that Capital Income Fund has greater prospects for asset growth and attracting new assets than Convertible Securities Fund because Convertible Securities Fund is viewed as a niche fund. Convertible Securities Fund has seen a continuing asset decline since its all-time high asset level in December 1998 when it had more than $1 billion in assets. Moreover, both Funds have investment objectives focused on a combination of current income and capital appreciation while also receiving income from dividends and interest. Therefore shareholders who originally purchased shares of Convertible Securities Fund will continue to have the benefit of owning shares of a Fund that resembles the investment style of Convertible Securities Fund, including exposure to convertible securities but with better prospects for growth.

Accordingly, the Board of Convertible Securities Fund believes that shareholders will be best served by the proposed reorganization and recommends a vote “For” the proposal.

Election of Nominees (Only if the Reorganization is not approved)

In the event that the proposed reorganization is not approved, the Board also recommends that shareholders elect the ten nominees named in Proposal 2 as Trustees. Due to the increased complexity and regulatory requirements and responsibilities imposed on trustees of registered investment companies, the Fund’s current Trustees believe it is appropriate to increase the number of Board members overseeing the Fund. Additional details on this proposal are provided in the proxy statement.

How do you vote?

To cast your vote, simply mark, sign and date the enclosed proxy ballot and return it in the postage-paid envelope today. You may also vote by telephone or Internet by following the instructions on the proxy ballot. Using a touch-tone telephone or the Internet to cast your vote saves you time and helps reduce the Fund’s expenses. If you vote by phone or Internet, you do not need to mail the proxy ballot.

Remember, it can be expensive for the Fund—and ultimately for you as a shareholder—to remail ballots if not enough responses are received to conduct the scheduled meeting. If your vote is not received before the scheduled meeting, you may receive a telephone call asking you to vote.

Please read the enclosed combined prospectus/proxy statement detailing the reorganization proposal and prospectus of Oppenheimer Capital Income Fund for complete details on this proposal. Of course, if you have any questions, please contact your financial advisor, or call us at 1.800.225.5677. As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

Sincerely,

/s/ John V. Murphy

[John V. Murphy signature]

Enclosures

XP0345.002.0509